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EXHIBIT  10.19

SEVERANCE AGREEMENT


     This Severance Agreement (hereinafter referred to as "Agreement") is made and entered into by and between Jay Shiveley (hereinafter referred to as "Shiveley"), and Forte Software, Inc. (hereinafter referred to as "Company") effective July 9, 1997 ("Effective Date").

     WHEREAS, Shiveley's employment with the Company terminated effective September __, 1997 ("Separation Date");

     WHEREAS, Shiveley and the Company desire to settle fully and finally any and all claims of Shiveley arising out of Shiveley's employment with the Company and his termination therefrom;

     NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, and to avoid unnecessary litigation, it is hereby agreed by and between the parties as follows:

     1.   In consideration for this Agreement, the Company shall:

          a. Pay to Shiveley the gross amount of Eighty-Seven Thousand, Five Hundred Dollars and No Cents ($87,500.00). Said amount shall be paid in equal installments by normal payroll check, less legally required withholdings as in effect for Shiveley on July 9, 1997, on normal pay days between the July 9, 1997, and December 31, 1997. Such installment net amounts shall be paid to Shiveley by check made payable to "Jay Shiveley." Said checks shall be mailed to Shiveley at his address last known to the Company. Shiveley acknowledges receipt of all installments due prior to the Separation Date.

          b. Continue to December 31, 1997 Shiveley's medical insurance as existing and provided by the Company on July 9, 1997. After this date, Shiveley may continue medical insurance benefits at his own cost under COBRA terms and conditions. As of the Effective Date, Shiveley shall not be eligible for any other employee benefits from Company, including life insurance and participation in Company's 401(k) plan.

          c. Amend (by this Agreement) Shiveley's outstanding stock option agreements dated January 11, 1995 ("January Agreement") and February 15, 1995 ("February Agreement") so that (i) on December 31, 1997, he will accrue the right to exercise an additional 2806 shares under the January Agreement and 8419 under the February Agreement, which shares must be exercised on or prior to the date of Shiveley's execution of this Agreement; and (ii) on June 30, 1998, he will accrue the right to exercise an additional 2806 shares under the January

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Agreement and 8419 under the February Agreement, which shares must be exercised on or prior to the date of Shiveley's execution of this Agreement. No further vesting shall occur under any of Shiveley's stock options following the Effective Date of this Agreement, and such options shall terminate following the Separation Date in accordance with their terms. The January Agreement and February Agreement are further amended to allow Shiveley to exercise such options prior to vesting pursuant to the attached "Early Exercise Stock Purchase Agreement" dated August __, 1997, between Shiveley and Company. The $15,000.75 associated with such early exercise must be paid at the time of exercise.

          d. Pay to Shiveley the gross amount of Thirteen Thousand, Four Hundred, Fifty-One Dollars and Fifty-Three Cents ($13,461.53) as sabbatical pay. Said amount, less legally required withholdings as in effect for Shiveley on the termination date of Shiveley's employment, shall be paid to Shiveley by check made payable to "Jay Shiveley." Said checks shall be mailed to Shiveley at his address last known to the Company.

          e. Pay to Shiveley $16,753 in accrued salary, unused and accrued vacation, commissions and bonuses owing Shiveley up to and including July 9, 1997 pursuant the terms of the plans in effect for Shiveley on July 9, 1997. Said amount, less legally required withholdings as in effect for Shiveley on the termination date of Shiveley's employment, shall be paid to Shiveley by check made payable to "Jay Shiveley." Said check shall be mailed to Shiveley at his address last known to the Company. Shiveley acknowledges that, upon such payment, the Company will have paid to him all accrued salary, commissions, bonuses and all unused and accrued vacation earned prior to the date of Shiveley's termination.

          f. Allow Shiveley to purchase the equipment listed on Exhibit A attached hereto for the amounts set forth therein (approximately the book value recorded by the Company for such equipment). This amount will be paid by reducing the amount actually paid to Shiveley under this Agreement.

          g. Shiveley agrees that the foregoing and the Company's other obligations under this Agreement shall constitute an accord and satisfaction and a full and complete settlement of his claims, shall constitute the entire amount of monetary consideration provided to him under this Agreement, and that he will not seek any further compensation for any other claimed damage, costs or attorneys' fees in connection with the matters encompassed in this Agreement unless in connection with the Company's breach of this Agreement.

          h. Shiveley acknowledges and agrees that the Company has made no representations to him regarding the tax consequences of any amounts received by him pursuant to this Agreement. Shiveley agrees to pay federal or state taxes which are required by law to be paid with respect to this Agreement.

     2. Shiveley represents that he has not filed any complaint, claims or actions against the Company, its officers, agents, directors, supervisors, employees or representatives with any state, federal or local agency or court and that he will not do so at any time hereafter unless arising from the Company's breach of this Agreement.

     3. Shiveley hereby agrees that all rights he may have under section 1542 of the Civil


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Code of the State of California are hereby waived by him.  Section 1542 provides as follows:

          "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

     4. Notwithstanding the provisions of section 1542 of the Civil Code of the State of California, except for (i) obligations under this Agreement, (ii) stock option and proprietary information and inventions agreements between Shiveley and the Company, (iii) the terms of the Company's retirement plans in which Shiveley was participating on July 9, 1997; and (iv) the terms of the Indemnification Agreement between Shiveley and Company dated February 21, 1996 as provided for therein ("Continuing Agreements"), Shiveley without limitation hereby irrevocably and unconditionally releases and forever discharges the Company, its officers, agents, directors, supervisors, employees, representatives, successors and assigns, and all persons acting by, through, under, or in concert with any of them from any and all charges, complaints, claims, causes of action, debts, sums of money, controversies, agreements, promises, damages and liabilities of any kind or nature whatsoever, both at law and equity, known or unknown, suspected or unsuspected (hereinafter referred to as "claim" or "claims"), arising from conduct occurring on or before the date of this Agreement, including without limitation any claims incidental to or arising out of Shiveley's employment with the Company or the termination thereof. It is expressly understood by Shiveley that among the various rights and claims being waived in this release are those arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. Section 621. et seq.). This provision is intended by the parties to be all encompassing and to act as a full and total release of any claim, whether specifically enumerated herein or not, that Shiveley might have or has had, that exists or ever has existed on or to the date of this Agreement.

     5. The parties understand the word "claim" or "claims" to include without limitation all actions, claims and grievances, whether actual or potential, known or unknown, related, incidental to or arising out of Shiveley's employment with the Company and the termination thereof. All such claims, including related attorneys' fees and costs, are forever barred by this Agreement and without regard to whether those claims are based on any alleged breach of a duty arising in contract or tort; any alleged unlawful act, any other claim or cause of action; and regardless of the forum in which it might be brought.

     6. Shiveley will not file, commence, voluntarily aid in any way, prosecute or cause to be filed, commenced or prosecuted against the Company any action or proceeding arising from any claims released by this Agreement.

     7. Each of the Company and Shiveley will keep the terms and monetary settlement amount of this Agreement completely confidential, and shall not disclose such to any other person directly or indirectly. As an exception to the foregoing Shiveley may disclose the terms and monetary settlement amount of this Agreement to Shiveley's attorney, tax advisor, accountant and immediate family (defined as and limited to spouse and children) who shall be advised of its confidentiality. Should any of the foregoing individuals disclose the terms and/or monetary settlement amount of this Agreement to any other person, such shall be considered an indirect disclosure in breach of this provision for which Shiveley shall be liable. As an


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additional exception to the foregoing Company may disclose the terms and monetary settlement amount of this Agreement to its attorneys, tax advisors, accountants, auditors officers, directors and employees as well as other third parties with a need for such information and who shall be advised of its confidentiality. Notwithstanding the foregoing, Shiveley and the Company may make such disclosures of the terms and monetary settlement amount of this Agreement as are required by law or as necessary for legitimate enforcement or compliance purposes. In the event that either party is required by law to make any portion of the terms or monetary settlement amount of this Agreement public record, the other party shall be free to disclose such portion without breach of this Section 7 and without liability to the other party.

     8. Each of the Company and Shiveley agrees that the failure to comply with the terms of paragraph 7 above shall amount to a material breach of this Agreement which will subject the breaching party to liability for all damages the other party might incur. In the event of such a breach, the non-breaching party will be entitled to all legal and equitable remedies available, including, but not limited to, injunctive relief.

     9. Shiveley hereby relinquishes any employment rights he might have with the Company.

     10. Shiveley confirms his confidentiality obligations under his existing proprietary information and inventions agreement with the Company. Shiveley represents that he has complied with his obligations under the proprietary information and inventions agreement to deliver the Company's documents, data, proprietary information and property to the Company.

     11. Shiveley and his immediate family (defined as and limited to spouse and children) shall not make negative or disparaging comments about the Company, its officers or employees, to any current or prospective employees, suppliers, customers or investors of the Company. Should this provision be violated, in addition to any other remedies available to the Company, the Company will be relieved of all obligations and/or continuing obligations to Shiveley created by subparagraphs a, b and c of paragraph 1 of this Agreement. The Company and its officers, directors and agents shall not make negative or disparaging comments about Shiveley to any current or prospective employer, employees, suppliers, or customers of Shiveley. The Company will respond to requests for information about Shiveley's employment and its termination only with his dates of service and positions held.

     12. For a period of one (1) year following the Effective Date this Agreement, Shiveley shall not directly or indirectly, for himself or any other business, solicit or recommend solicitation of the services or otherwise hire anyone employed by the Company while Shiveley was employed by the Company or employed by the Company during the period of one (1) year following the Effective Date of this Agreement. Should this provision be violated, in addition to any other remedies available to the Company, the Company will be relieved of all obligations and/or continuing obligations to Shiveley created by subparagraphs a, b and c of paragraph 1 of this Agreement.

     13. For a period of six (6) months following the Effective Date of this Agreement, Shiveley shall not accept employment with, become employed by and/or perform any work for


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Net Dynamics, Kiva Software, Nat Systems, Weblogic and/or Sterling Software,
whether or not for compensation. Should this provision be violated, in addition to any other remedies available to the Company, the Company will be relieved of all obligations and/or continuing obligations to Shiveley created by subparagraphs a, b and c of paragraph 1 of this Agreement.

     14. Until July 31, 1998, Shiveley agrees to act as a consultant to Forte by, INTER ALIA, assisting Forte, upon request, in the completion of licensing deals with Forte customers with which Shiveley was or is familiar.

     15. This Agreement and compliance with this Agreement shall not be construed as an admission by any party of any liability whatsoever, or as admission by any party of any violation of the rights of any person, violation of any order, law, statute, duty or contract whatsoever. The Company specifically disclaims any liability to Shiveley for any alleged violation of the rights of Shiveley, or for any alleged violation of any order, law, statute, duty or contract whatsoever. The Company specifically disclaims any liability to Shiveley for any alleged violation of the rights of Shiveley, or for any alleged violation of any order, law, statute, duty or contract on the part of the Company or their employees or agents.

     16. The parties hereto represent and acknowledge that in executing this Agreement they do not rely and have not relied upon any representation or statement made by any of the parties or by any of the parties' agents, attorneys or representatives with regard to the subject matter or effect of this Agreement or otherwise, other than those specifically stated in this written Agreement.

     17. This Agreement shall be binding upon the parties hereto and upon their heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of said parties and each of them and to their heirs, administrators, representatives, executors, successors, and assigns. Shiveley expressly warrants that he has not transferred to any person or entity any rights or causes of action, or claims released by this Agreement.

     18. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity and enforceability of the remaining parts, terms or provisions shall not be effected thereby and said illegal, unenforceable, or invalid term, part or provision shall be deemed not to be a part of this Agreement.

     19. Except for the Continuing Agreements, all of which shall remain in full force and effect and are unaffected by this Agreement except as specified in this Agreement, this Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements and understandings, written or oral, between the parties hereto pertaining to the subject matter hereof. This Agreement may only be amended or modified by a writing signed by the parties hereto. Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement unless expressly so indicated otherwise.

     20. This Agreement shall be interpreted in accordance with the plain meaning of its


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terms and not strictly for or against any of the parties hereto.

     21. This Agreement is made and entered into in the State of California, and shall in all respects be interpreted, enforced and governed by and under the laws of the State of California. Any dispute arising between Shiveley and the Company pertaining to the formation, validity, interpretation, effect or alleged breach of this Agreement (hereinafter referred to as "Arbitrable Dispute") will be submitted to binding arbitration in Alameda County, California. The parties agree to submit any such dispute to binding arbitration pursuant to the Employment Dispute Resolution Rules of the American Arbitration Association within six (6) months of the date on which the complaining party first becomes aware of the alleged violation of the Agreement. Any such claims not presented within six (6) months shall be deemed waived. Except as provided in paragraph 21 below, the parties agree that such arbitration shall be the exclusive remedy for any Arbitrable Dispute arising out of this Agreement, and hereby expressly waive any right they have or may have to a jury trial of any dispute arising out of this Agreement. In making the Arbitrator's award, the Arbitrator shall have no power to add to, delete from, or modify the terms of this Agreement, or to construe implied terms or covenants herein, the parties being in agreement that no such implied terms or covenants are intended. In reaching the Arbitrator's decision, the Arbitrator shall adhere to relevant law and applicable legal precedent, and shall have no power to vary therefrom. At the time of issuing the Arbitrator's award, the Arbitrator shall, in the award or separately, make specific findings of fact, and set forth such facts in support of the Arbitrator's decision, as well as the reasons and basis for the Arbitrator's opinion. Should the Arbitrator exceed the jurisdiction or authority here conferred, any party aggrieved thereby may file a petition to vacate, amend or correct the award so rendered in a court of competent jurisdiction.

     22. Notwithstanding the provisions of paragraph 21, the provisions of paragraph 21 shall not restrict the right of the Company or Shiveley to file an action in court seeking legal and/or equitable relief for an alleged violation of the provisions of paragraphs 7, 8, 10, 11, 12 and/or 13 of this Agreement. For an alleged violation of the foregoing paragraphs, the non-breaching party at its election may pursue relief through the arbitration provisions of paragraph 21 or through legal action filed in court.

     23. The Company shall continue to provide to Shiveley the assistance previously provided in filing any Form 4 and Form 5 under Section 16 of the Securities Exchange Act of 1934 required after termination of his employment. The Company represents that Shiveley is not subject to any "trading window" or other Company policy which would restrict his ability to buy or sell Company stock.

     24. This Agreement may be executed in counterparts and each counterpart, when executed, shall have the efficacy of a second original. Photographic or facsimile copies of any such signed counterparts may be used in lieu of the original for any said purpose.


                                       For Jay Shiveley:


Dated:                                 By:


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                                            Jay Shiveley


                                       For Forte Software, Inc.:


Dated:                                 By:


EXHIBIT A


1.  Digital Litebook TS31D ("D" or "0"):  $2298.81


2.  Digital docking station TSR1:  $273.00


3.  ViewSonic 17GS monitor:  $597.33

4.  Brother Intellifax-1250 fax:  $292.42

5.  HP Desk Jet340 portable printer:  $322.49

6.  HP Laser Jet5L:  $292.42


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